Exhibit 99.1

Contact: J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960 www.mastec.com
For Immediate Release
MasTec Continues its Diversification Strategy by Acquiring Pumpco, Inc.
Coral Gables, FL (June 3, 2008) — MasTec, Inc. (NYSE: MTZ) today announced that it has acquired Pumpco, Inc., a private company specializing in midstream oil and gas pipeline construction. Pumpco, which has been in business for over 25 years, is headquartered in Giddings, Texas, and had annual revenue of approximately $70 million in 2007.
Total purchase price of the acquisition was $44 million plus a 5 year earn out that provides for additional incentive payments if certain financial threshold returns are met. A substantial portion of the purchase price was financed through a new $22.5 million equipment financing facility.
Jose Mas, MasTec’s President and CEO noted, “The acquisition of Pumpco continues our diversification and expansion strategy. Gas pipeline customers have been in our top ten customer lists for several quarters and this acquisition significantly expands our presence and capabilities in this growing area.”
Mr. Mas concluded, ”We were impressed with the quality of the management team and expect this transaction to be accretive in 2008.”
Pumpco’s experienced management team will remain in place after the acquisition, and Alan Roberts, Pumpco’s President and CEO noted, “This transaction was a perfect fit for both parties. Joining forces with MasTec will give Pumpco the added capabilities and resources to grow in our rapidly expanding markets and we are excited to be a part of MasTec’s ongoing diversification and growth strategy.”
MasTec will discuss the financial impact of this transaction in more detail in conjunction with its second quarter earnings call.
MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems. The Company’s corporate website is located at www.mastec.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenues, margins and earnings per share may differ from that projected; that our expectations and estimates concerning acquired businesses, including our ability to successfully manage the operational challenges, risks and integration of any such acquisition, may differ from our expectations; that we may be impacted by business and economic conditions affecting us or our customers, including economic downturns, reduced capital expenditures, consolidation and technological and regulatory changes in the industries we serve and any liquidity issues related to our securities held for sale; material changes in estimates for legal costs or case settlements; adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers to terminate or reduce the amount of work, or in some cases prices paid for services under many of our contracts; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our recently sold DOT projects and assets; restrictions imposed by our credit facility and senior notes; the outcome of our plans for future operations, growth, and services, including backlog and acquisitions; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.